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                                                                    EXHIBIT 99.7

                           FORM OF LETTER TO BROKERS

                             TIPPERARY CORPORATION
                      633 Seventeenth Street, Suite 1550
                            Denver, Colorado 80202

                             _______________, 2001

  To: Securities Brokers, Dealers, Commercial Banks, Trust Companies, and Other Nominees

     This letter is being distributed to securities brokers, dealers, commercial banks, trust companies, and other nominees in connection with the offering by Tipperary Corporation (the "Company") of an aggregate of ______ shares of the Company's common stock, par value $.02 per share ("Common Stock"), at a subscription price of $_____ per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on ________ ,2001 ("Subscription Rights"), to all holders of record of shares of the Company's Common Stock as of the close of business on _______ (the "Record Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for additional shares of Common Stock, subject to proration if necessary. The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each ____ shares of Common Stock owned by such beneficial owner on the record date. Stockholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded up to the nearest full Subscription Rights.

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

     Enclosed are copies of the following documents:

        1.  Prospectus;
        2. Instructions for Use of Tipperary Corporation Subscription Certificates;
        3.  Form of Letter from Brokers or Other Nominees to Beneficial Owners;
        4.  Instructions by Beneficial Owners to Brokers or Other  Nominees;
        5.  Form of Notice of Guaranteed Delivery; and
        6. Return envelope addressed to Computershare Investor Services, as Subscription Agent.

     Your prompt action is requested. The Subscription Rights will expire at 5:00 p.m., Mountain Daylight Savings Time, on _____________, 2001 (as it may be extended, the "Expiration Date").

     To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed.

     Additional copies of the enclosed materials may be obtained by contacting John Harmann at Computershare Trust Company, Inc., at (303) 986-5400 (tel),
(303) 986-2444 (fax), or at johnh@asttrust.com.

                                                Sincerely,